Exhibit 99.1

    BSD Medical to Deliver Message of Hope to Largest Conference of
                         Radiation Oncologists

    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 25, 2007--BSD Medical Corp. (AMEX:BSM) today announced that the company will be exhibiting at the 49th meeting of the largest radiation oncology conference held in America, the American Society of Therapeutic Radiation and Oncology (ASTRO), to be held in Los Angeles October 28-31. ASTRO has over 8,500 members, and the attendance for this ASTRO conference is expected to exceed the 11,000 participants from last year.

    The theme of this year's conference is "Treating Cancer While
Preserving Quality of Life." BSD will deliver a strong message of hope, based upon the promise of its cancer treatment, consistent with the theme of the conference.

    In spite of the advances in the treatment of cancer, including the use of radiation therapy, over 40% of cancer victims continue to die from the disease. However, when BSD Medical's hyperthermia systems are used to provide companion treatments to radiation therapy, clinical trials have shown a significant improvement in both cancer regression and patient survival for some cancers. These data will be emphasized at BSD Medical's exhibit, along with a display of the company's cancer treatment products.

    BSD Medical will also host a workshop session on its therapies Saturday, October 27, for invited guests from the medical community. Those speaking will be Dr. David P. Schreiber from Littleton Radiation Oncology, Dr. Oliver Ott from the University Hospital in Erlangen, Germany and Dr. Nisar Syed from Long Beach Radiation Oncology Medical Group.

    BSD Medical Corp. is the leading developer of systems used to deliver precision-focused hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to destroy cancer cells and increase the effectiveness of radiation treatments through the addition of precision-focused heat. For further information about BSD Medical visit the company's website at www.BSDMedical.com

    Statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corp., Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             Email: investor@bsdmc.com